                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant    / X /
Filed by a party other than the registrant /   /
Check the appropriate box:

/ X /    Preliminary proxy statement            /   /  Confidential, for Use of the Commission
                                                         Only (as Permitted by Rule 14a-6(e)(2))

/   / Definitive proxy statement
/   / Definitive additional materials
/   / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         Comprehensive Care Corporation
                (Name of Registrant as Specified in Its Charter)

                         Comprehensive Care Corporation
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/ X /  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/   /  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
/   /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:
           ---------------------------------------------------------------------

       (2) Aggregate number of securities to which transactions applies:
           ---------------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
           ---------------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
           ---------------------------------------------------------------------

/   /  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)  Amount previously paid:
           ---------------------------------------------------------------------

       (2)  Form, schedule or registration statement no.:
           ---------------------------------------------------------------------

       (3)  Filing party:
           ---------------------------------------------------------------------

       (4)  Date filed:
           ---------------------------------------------------------------------

                                 [COMPCARE LOGO]

                               September __, 1995

Dear CompCare Stockholder:

         On behalf of the Board of Directors and management of your Company, I cordially invite you to attend our Special Meeting of Stockholders on Wednesday, October 11, 1995 at 10:00 a.m. local time, and all adjournments and postponements thereof, at Starting Point Hospital, 350 West Bay Street, Costa Mesa, California.

         Your Board of Directors has called the Special Meeting of Stockholders in order to give stockholders an opportunity to consider and act upon a proposal RECOMMENDED BY MANAGEMENT to authorize your Company to issue and reserve for future issuances shares of stock for various corporate purposes. The principal purpose of this meeting is to adopt Proposal 1. The Company is seeking stockholder authorization of the issuance by the Company of up to 850,000 shares of Common Stock, including one Right per share on the terms of the Company's Shareholder Rights Plan, and up to 60,000 shares of Preferred Stock, which may have such rights, privileges and restrictions as the Board of Directors may determine, and any options, warrants, debentures, bonds, notes or other instruments of indebtedness or other debt or equity securities that carry rights or options to acquire or sell Common Stock.
Your authorization will possibly be necessary to raise funds used to consummate the Company's offer of Cash and shares of Common Stock in exchange for outstanding 7 1/2% Convertible Subordinated Debentures due April 15, 2010, which have been in default since the Company failed to make a semi-annual interest payment that was payable October 17, 1994. After the Debenture acceleration occurred, Management has negotiated with a representative of an estimated $2.5 million of Debentures the principal terms of an offer to reacquire each $1,000 Debenture from its holder in exchange for $500 in cash plus 16 shares of Common Stock in exchange for the principal amount plus $80 in cash representing the unwaived portion of the accrued interest.

         The enclosed Proxy Statement explains in more detail the reasons for, and effects of, your approval of the proposal recommended by Management. Please read the Proxy Statement carefully, and vote at this important meeting in person or by proxy. Issuance of the shares is critical to your Company, and your approval of the proposed issuance or issuances within the approval limitation is likewise crucial to the future of your Company.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE PROPOSAL FOR APPROVING THE ISSUANCE OF SHARES AS BEING FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL AND ADOPTION OF THE PROPOSAL.

         YOUR VOTE IS IMPORTANT. The holders of a majority of the shares of the Company's Common Stock must vote, and a majority of those voting is necessary to approve and adopt Proposal 1. Therefore, whether or not you plan to attend the special meeting, please promptly complete, sign and date the enclosed proxy and return it in the enclosed prepaid envelope. If you attend the special meeting, you may vote in person if you wish, even though you previously have returned your proxy card. Your prompt cooperation will be greatly appreciated.

         I look forward to seeing you at the special meeting of stockholders.

                                           Sincerely,

                                           Chriss W. Street
                                           Chairman of the Board,
                                           President and Chief Executive Officer

                         COMPREHENSIVE CARE CORPORATION

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                     To Be Held Wednesday, October 11, 1995
                  And All Adjournments or Postponements Thereof

         Notice is hereby given of the Special Meeting of the holders ("stockholders") of the Common Stock, par value $.01 per share ("Common Stock") of Comprehensive Care Corporation (the "Company") to be held at Starting Point Hospital, 350 West Bay Street, Costa Mesa, California on Wednesday, October 11, 1995 at 10:00 a.m. local time, and all adjournments or postponements thereof (the "meeting"), for the following purposes:

         1. To act upon a proposal (recommended by the Board of Directors) that the Company issue from time to time up to 850,000 shares of Common Stock and up to 60,000 shares of Preferred Stock, which may have rights, preferences and privileges as designated by the Board of Directors from time to time that are senior to Common Stock, and equity or debt securities convertible, exercisable or exchangeable for shares of Common Stock, provided the aggregate issuances, or reserves of Common Stock does not exceed said 850,000 shares (as customarily adjusted proportionately, for stock splits and reclassifications of the Commmon Stock), in various financing transactions (individually a "Placement Transaction") to satisfy cash needs of the Company and to support a global restructuring of the Company's financial position by funding, if and to the extent necessary, for example and without limitation, the Company's offer to exchange cash and Common Stock for the outstanding $9,535,000 in original principal amount of the Company's 7 1/2% Convertible Subordinated Debentures Due April 15, 2010
                 (the "Debentures"); and

         2. To consider and transact such other business as may properly come before the meeting.

         Stockholders of record at the close of business on August 21, 1995 are entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection during regular business hours at Starting Point Hospital during the ten (10) days preceding the meeting.

                                        By Order of the Board of Directors,

                                        Kerri Ruppert, Secretary

September __, 1995

         YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID AND ADDRESSED ENVELOPE WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. PROXIES ARE REVOCABLE AT ANY TIME PRIOR TO THE TIME THEY ARE VOTED, AND STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" APPROVAL OF THE ISSUANCE OF SHARES.

                         COMPREHENSIVE CARE CORPORATION
                        4350 Von Karman Avenue, Suite 280
                         Newport Beach, California 92660
                                 (714) 798-0460

                                 PROXY STATEMENT

         The Board of Directors of Comprehensive Care Corporation (the "Company") solicits your proxy for use at the Special Meeting of Stockholders to be held on Wednesday, October 11, 1995 at 10:00 a.m. local time, at Starting Point Hospital, 350 West Bay Street, Costa Mesa, California, and at all adjournments or postponements thereof (the "meeting"). This Proxy Statement and the accompanying form of proxy are first being mailed or given to stockholders on or about September __, 1995. Following this mailing, certain officers and employees of the Company may solicit proxies by mail, telephone, telecopy or in person, without additional compensation. In addition, the Company has engaged Continental Stock Transfer Company to assist administratively in this proxy solicitation for a customary fee of $5,000 plus expenses. Upon request, the Company will reimburse brokers and other persons holding shares for others for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of such shares. All costs of this proxy solicitation will be paid by the Company.

         When the accompanying proxy card is properly executed and dated and returned with voting instructions with respect to the proposal to be voted upon, the shares represented by the proxy will be voted in accordance with the stockholder's directions by the persons named on the card as proxies of the stockholder. If a proxy card is properly signed, dated and returned but no specific voting instructions are given, the shares represented by the proxy card will be voted FOR the approval of Proposal 1. All signed, dated and returned proxy cards also confer upon the persons named as proxies discretionary authority to vote all shares of stock represented by the proxy card on any item of business that is properly presented for action at the meeting with regard to any matters that the Board of Directors did not know a reasonable time before this solicitation are to be presented at the meeting, as well as matters incident to the conduct of the meeting.

         A proxy may be revoked by the person giving it at any time before its exercise by sending a written notice of such revocation or a later-dated proxy to the Secretary of the Company at the above address or by attending the meeting and submitting a ballot. Attendance at the meeting will not by itself revoke a proxy.

         Only holders of record at the close of business on August 21, 1995 ("stockholders") of Common Stock, $.01 par value per share ("Common Stock") are entitled to notice of, and to vote at, the meeting. Certain of the stockholders have not surrendered certificates that represent shares of the Common Stock, par value $.10 per share, as it existed prior to the October 21, 1994 One-for-Ten Reverse Stock Split, and votes of those stockholders will only be counted at the rate of one vote for every ten shares on the face of such old stock certificate.

        Approximately 2,214,505 shares of Common Stock were outstanding on August 21, 1995. On each proposal, stockholders of record are entitled to one vote for each share of Common Stock.

         The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the meeting. All stockholders of record present or represented by proxy at the meeting will be counted for purposes of a quorum, whether voting affirmatively, negatively, abstaining, withholding authority to vote or indicating a non-vote in the customary fashion.

        The New York Stock Exchange Shareholder Approval Policy requires, in many instances, the approval of the listed company's shareholders for the issuance of shares. In order for the approval to be effectively given, at least a majority of the outstanding Common Stock must vote in person or by proxy; and a majority of the shares voting must approve.

                                TABLE OF CONTENTS

                                                                                                                               Page

BACKGROUND AND SPECIAL FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         Default on Debentures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         Proposed Exchange Offer With Holders of Debentures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         Exchange Offer Funding Requirements and Sources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

PROPOSAL 1  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         No Anticipated Changes in Basic Company Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         General Positive Effects on Rights of Existing Security Holders  . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         General Negative Effects on Rights of Existing Security Holders  . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         Terms of Other Recent Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

OTHER FACTORS TO CONSIDER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         Shares Eligible for Future Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         Common Stock Purchase Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Common Stock Transfer Agent, Dividend Disbursing Agent and Registrar . . . . . . . . . . . . . . . . . . . . . . . .   12
         Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Delaware Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

DESCRIPTION OF DEBENTURES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Conversion of Debentures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Optional Redemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         Sinking Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Subordination of Debentures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Events of Default and Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Merger, Consolidation, or Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Amendment, Supplement and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Transfer and Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Concerning the Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Failure to Consummate Exchange Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Ability of the Company to Continue as a Going Concern; Explanatory Paragraph in Auditors' Report . . . . . . . . . .   19
         History of Losses and Anticipated Future Losses; Uncertainty of Future Profitability . . . . . . . . . . . . . . . .   20
         Need for Additional Funds; Uncertainty of Future Funding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Disposition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Anti-takeover Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

INTERESTS OF CERTAIN PERSONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

PRINCIPAL STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

CHANGES IN ACCOUNTANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

INDEPENDENT PUBLIC ACCOUNTANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

PROPOSAL 2

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

                                   PROPOSAL 1

      MANAGEMENT RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF PROPOSAL 1.

         Stockholders are being asked to vote to approve the potential issuance or issuances of shares of Common Stock in any transaction or series of transactions (a "Placement Transaction") which could result in the issuance of up to 850,000 previously unissued shares of Common Stock. The rules of the New York Stock Exchange (the "NYSE") require that, for listing of shares on the NYSE, the Company's stockholders must approve the issuance of capital stock to the extent that the issuance or a series of issuances of capital stock, whether by conversion or exercise or otherwise, would exceed 20% of the then outstanding shares of capital stock of the Company. Stockholder approval is not generally required for the issuance of shares within the 20% limitation, excluding certain transactions with directors, officers or affiliates.

         Other than the NYSE Shareholder Approval Policy, the Company is not aware of any requirement (and believes that no such requirement exists) under the Delaware General Corporation Law that stockholders of the Company vote to approve the issuance of shares of capital stock. Generally, a Board of Directors has the corporate authority to issue capital stock if the shares are authorized in the corporation's certificate of incorporation would facilitate listing.

         The Company's Common Stock continues to be subject to NYSE "listing watch" with regard to the Company's financial position, and no assurance is given that the Common Stock will continue to be listed on the NYSE or, in the event of delisting, will be eligible for listing or quotation elsewhere.

         If Proposal 1 is approved by the stockholders, the Board of Directors will have the authority to determine the terms of any Placement Transaction within the maximum number of shares. The stockholders may not be asked to vote on the specific terms of any Placement Transaction at a future date unless such vote is then required by the Delaware General Corporation Law or the Company's Certificate of Incorporation or Bylaws.

may at any time alter the proposed terms of any Placement Transaction or determine not to proceed with any such transaction. There can be no assurance that the Exchange Offer will be successful, and the Company does not have sufficient funding to effect an Exchange Offer on the date hereof. See "Risk Factors."

         If all of the Debentures were tendered and accepted pursuant to the Exchange Offer, approximately 150,000 additional shares of Common Stock of the Company would be issued and the long-term debt of the Company would be reduced by $9,538,000, resulting in a pro forma increase in the Company's stockholders' equity from a deficit of approximately $__________ at May 31, 1995 to a surplus of $__________ as of that date, assuming no new debt is incurred.

         There may be additional restrictions under the 1933 Act and state securities laws against resale of Common Stock issued or issuable pursuant to a Placement Transaction. Such shares may be issued in a Placement Transaction that is not registered under the 1933 Act and, therefore, such shares may be subject to resale restrictions and not resold absent registration or the availability of an exemption from the registration requirements of the 1933 Act. The Company intends to list the shares of Common Stock issuable in any Placement Transaction on the NYSE, although it may be unable to do so unless the stockholders approve Proposal 1.

         The Company anticipates that shares in a Placement Transaction may be purchased by investors only if the pricing is "at a discount" to then prevailing market prices for freely trading shares of Common Stock. Private investors could discount the value of Common Stock in a Placement Transaction as a result of 1933 Act restrictions, and the Company's attempts to proceed with future registrations of securities might be costly or difficult. Past investors have seen their investment expectations upset by the prospects raised by Arthur Andersen's potential reexamination of past audit reports and Arthur Andersen's withdrawal from its audit engagement with the Company. In these circumstances, there is no assurance possible that the price and terms of a Placement Transaction will be favorable to the Company or that any resolution is foreseeable.

         As of September 13, 1995, the closing sale price of the Common Stock as reported on the NYSE Composite Tape was $9.50 per share. See "Market Price Information." Any Placement Transaction could be at a price based on the market price or at a negotiated price, and the terms would be based upon a combination of factors that may exist. The Board of Directors can, in its exercise of business judgment, accept or reject a transaction based on one or more factors as it deems to be appropriate, which may include the market price of the Common Stock, or other factors related to the Company or its business or financial position considered by the Board of Directors.

         The Company does not necessarily foresee a Placement Transaction in the near-term future. The approval of Proposal 1 also provides authority extending indefinitely into the future to issue shares in from time to time in one or more transactions. The Board of Directors considers that all reasonable funding alternatives should be pursued until the funding needs are satisfied.

         The final terms of any securities to be offered in any Placement Transaction, including the interest rates, purchase, exchange, conversion or exercise price, redemption price and maturity date, will be established with or pursuant to approval by the Board of Directors. No further authorization of the stockholders of the Company will be sought with respect to the issuance of the securities within the approvals (if any) given pursuant to this Proxy Statement.

NO ANTICIPATED CHANGES IN BASIC COMPANY STRUCTURE

     The Company has no current plan or proposal regarding (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (b) a sale or transfer of a material amount of assets (other than properties held for sale and sales the ordinary course); (c) any change in the present Board of Directors or management of the Company, including but not limited to, any plan or proposal to change the number of directors or their term, to fill any existing vacancy on the Board, or to change any material term of any employment contract of an executive officer;
(d) any material change in the present dividend policy or indebtedness or capitalization of the Company (except pursuant to an exchange that is a Placement Transaction, an Exchange Offer for Debentures, or as the Board if Directors may hereafter determine to be acceptable in the exercise of the Board's business judgment and in the best interests of the Company and the stockholders); (e) any other material change in the Company's corporate structure or business; (f) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the "Act"). Moreover the Debentures could be eligible at this time for termination of registration pursuant to Section 12(g)(4) 90 days after certification that there are fewer than 300 record holders); or (g) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

GENERAL POSITIVE EFFECTS ON RIGHTS OF EXISTING SECURITY HOLDERS

     Balance Sheet Restructuring. The Board of Directors of the Company has determined that the Company's capital structure should be enhanced through the issuance of Common Stock or securities exercisable or convertible for Common Stock resulting in lower cost of capital to the Company.

     Expense Reduction. The Company's interest expense may be reduced; unaffected or increased on account of the combined effect of one or more Placement Transactions. The Company anticipates to reduce general and administrative expenses substantially.

     Financial Position. It is anticipated that, a Placement Transaction will permit the expansion of the Company's equity capital. In the event a Placement Transaction is completed, the effect on the Company's indebtedness or capitalization cannot necessarily be predicted with accuracy; however, the previous holders of Common Stock may be diluted by a Placement Transaction.

GENERAL NEGATIVE EFFECTS ON RIGHTS OF EXISTING SECURITY HOLDERS

         NYSE Listing. It is the intention of the Board of Directors to approve superior transactions that can be structured in a manner whereby the stockholders' approval is not required. However, if a transaction cannot be structured in such manner, and if the stockholders do not grant approval at the meeting, the Board of Directors reserves the right to proceed with a Placement Transaction, including but not limited to a Placement Transaction in addition to other transactions, or any different transaction, if the Board determines that the importance of a transaction or series of transactions to the Company overrides the effects anticipated from the

NYSE's refusal to list such shares or the risk that the NYSE could delist the Common Stock for refusal to abide by the NYSE shareholder approval policy. Consequently, if the Placement Transaction is completed without approval being received from the stockholders, the NYSE may not list the shares and potentially may seek to delist the Company's Common Stock based upon the present financial condition of the Company, which may not satisfy every NYSE listing criteria.

         Registration Rights. Under the terms of certain agreements with the purchasers of its securities, the Company will, at its expense, register shares of Common Stock for sale by the holder thereof under the 1933 Act. When the holder requests registration of the shares, the trading market for the Company's shares of Common Stock may be adversely affected by the availability of a large quantity of shares. See "Shares Eligible for Future Sale."

         NOL Deduction. The Company had a net operating loss of approximately $11.5 million at May 31, 1995. As a result of the "change of ownership" rules applicable to net operating losses under the Internal Revenue Code, it is contemplated that the net operating losses may sometime in the future become subject to an annual limitation on the amount of the Company's taxable income that can be sheltered by such net operating losses. This annual limitation generally is expressed as an amount equal to the product of (x) the value of a corporation's equity (subject to adjustments, such as reductions for certain contributions to capital, including contributions in which debt is exchanged for stock) and (y) a relatively low percentage, roughly equivalent to the yield on long term tax-exempt bonds during the month in which the "ownership change" occurs. The Company and its advisors will attempt, to the extent possible in the circumstances, to structure the Placement Transaction in a manner whereby the Placement Transaction will not cause the balance of the net operating loss to be subject to such limitation. It may be necessary for this purpose to provide for convertible securities in the placement covering a lower number of common shares than otherwise would be normal in an offering of the type contemplated, in which event a decrease in the conversion price below the then fair market value of the Company's common shares may be required for the offering to be competitive. Alternatives would be the issuance of nonconvertible debentures bearing a higher interest rate, accompanied by warrants covering a lower number of shares, or the issuance of nonconvertible debentures providing for the payment of interest in common shares. There can be no assurance that a subsequent "ownership change" may not occur by reason of future issuances or purchases of securities of the Company.

         Dilution. The exact terms of the securities to be offered in Placement Transactions will depend upon, among other things, market conditions at the time of the offering. No assurance is possible that the holders of Common Stock will not be diluted by the Placement Transactions or additional shares of Common Stock sold in the future. The potential maximum number of shares of Common Stock that would be approved for issuance in Placement Transactions (i.e., [850,000] shares) would be approximately 24% of the number of shares outstanding as of August 21, 1995 on a fully-diluted basis.

TERMS OF OTHER RECENT TRANSACTIONS

         Stockholders are not being asked to vote on any previous agreements or commitments to issue, or issuances of, Common Stock or other Company securities. The Company's previous agreements to issue Common Stock or securities convertible into Common Stock were consummated without approval of the stockholders in accordance with the Delaware General Corporation Law and the rules and policies of the NYSE. No ratification or approval of those transactions is being solicited.

         During 1995, the Company sold securities to various accredited private investors (for over $4.5 million in cash aggregately). As of August 15, 1995, there have been six investors in Common Stock or securities in these private placements that paid for their securities in cash. The uses of cash proceeds were to pay current expenses, fund working capital, and for other general corporate purposes. One investor group paid in property or securities. That investor group was comprised of American Mental Health Care, Inc. ("AMHC") and its two shareholders, who transferred (a) a 33 1/3% voting and equity stake in their corporation and a one-year management contract with AMHC the corporation and (b) an option to acquire all of the AMHC capital stock. AMHC is being managed by Comprehensive Behavioral Care, Inc., an 87.5%-owned subsidiary formerly known as AccessCare, Inc.

         The first transaction was consummated after approval of the transaction by the Board of Directors. The Board considered such matters as it deemed necessary after receipt by the Company's Board of Directors of reports and information concerning the transaction from the Company's management, and information that was supplied by others, such as financial, legal, and accounting professionals. The first such transaction was the sale of a $2,000,000 secured convertible note to an investment company, holding its shares as a fiduciary for investors in the investment company. The Company agreed to reserve for future issuance 333,333 shares (336,700 presently, after a previous adjustment to correct for dilution) upon conversions under the two-year $2,000,000 secured convertible note. The NYSE has not objected to the issuance of the shares as being violative of the NYSE's listing requirements, which do not call for prior shareholder approval of a sale of common shares except to the extent that the issuance exceeds 20% by voting or by value of the previously outstanding shares.

         With the NYSE's permission, the Company spoke with three representatives of the NYSE in March 1995 to discuss, among other things, the Company's intention of availing itself of an exception to the NYSE Shareholder Approval Policy. The exception permits the issuance of shares in excess of the 20% permitted under the normal rules if the delay in obtaining stockholder approval would seriously jeopardize the Company's financial viability. Compliance with such exception requires (i) specific approval by the Audit Committee of the Company relying on the exception; (ii) the mailing of a notice of reliance on the exception to holders of the Company's Common Stock at least 10 days in advance of the issuance of the shares that otherwise would require approval of stockholders, and (iii) making a news release announcing the reliance on the exception. On March 3, 1995, the first news release was issued. The Company's Form 10-Q for the Quarterly Period Ended February 28, 1995 contained the form of written notice. Another news release was issued at 9:00 a.m. EDT, before the opening of trading on August __, 1995. After the Company's reliance on the NYSE distress exception was announced, the Company caused the shares to be issued. The Company had earlier agreed that all of the privately placed shares would be issued as soon as practicable after the Company, pursuant to instruction of the NYSE, had given notice by mail to stockholders and made the news releases described above.

         The Company agreed to issue up to an additional 442,500 shares of Common Stock at an aggregate price of $2,505,000 among five accredited investors in an exempt transaction.

Stockholder approval of the transaction was not required under Delaware law or, in reliance on the exception for companies facing financial distress, the NYSE Shareholder Approval Policy. The first sale, for an aggregate of $600,000 in cash, of 100,000 shares subsequently adjusted by written amendment to 115,000 shares, was made on February 1, 1995 to Lindner Growth Fund, an investment company managed by Ryback Management, an investment advisor. The second sale involving 150,000 shares, for an aggregate of $975,000 in cash, was made on April 15, 1995 to James R. Moriarty, an accredited investor.

         Lindner Growth Fund purchased 135,000 additional shares on or about June 29, 1995 for an aggregate of $810,000 in cash. Subsequently, on or about August 15, 1995, three accredited investors purchased 19,933 shares in separate transactions for an aggregate of $119,598.

         The offering was completed successfully. The Company received in cash $4,504,933. Chriss Street & Co., a California corporation, is entitled to fees aggregating $100,000 for its services in connection with the private placements. The controlling person of Chriss Street & Co. is Chriss W. Street, the Company's Chief Executive Officer and Director. The Company's Board of Directors approved the payment of fees based upon its determination that the amount of the fees charged were fully-earned and well-deserved. The Audit Committee considered and recommended the approval of the fees based upon its Chairman's recommendation. The Company also incurred other offering expenses, such as legal and other consulting fees and costs.

VOTE REQUIRED

         Pursuant to the Restated Bylaws of the Company and the Delaware General Corporation Law, a proposal's approval requires an affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at a meeting of stockholders. Approval of the stockholders is not required by Delaware General Corporation Law or the Restated Bylaws of the Company. Proposal 1 is intended to result in stockholder approval as defined in NYSE rules so that the NYSE listing of the Common Stock may be approved. According to the rules of the NYSE, where stockholder approval of an issuance of additional shares is prerequisite to NYSE listing of the additional shares of an NYSE-listed company, the minimum vote which will constitute stockholder approval is defined as a majority of votes cast on a proposal, provided the total vote cast on the proposal represents over 50% in interest of all of the Common Stock entitled to vote thereon. Therefore, the approval by a majority of the votes cast vote will have no effect unless the total vote cast on a proposal is more than 50% in interest of all Common Stock entitled to vote thereon. Broker non-votes or other shares that are not entitled to vote on a particular proposal will not be treated as votes cast and, therefore, a broker non-vote could result in too few votes cast for the vote to be deemed effective.
However, assuming the number of votes cast would be sufficient to satisfy the definition of stockholder approval as defined in the NYSE rules, broker non-votes or other shares not entitled to vote on a proposal would have no effect on the outcome of voting. An abstention on a proposal or a negative vote would be counted as a vote cast and each is treated as a negative vote. According to NYSE rules, brokers may not vote on a proposal to approve issuance of additional shares unless the beneficial owner provides written instructions to the broker.

          MANAGEMENT RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 1.

                            OTHER FACTORS TO CONSIDER

SHARES ELIGIBLE FOR FUTURE SALE

         Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. Lower public market prices, then, may adversely affect the Company's ability to raise additional capital in the capital markets at prices favorable to the Company.

         Outstanding shares of Common Stock that have not been acquired in a public offering would be "restricted securities" as defined in Rule 144 under the 1933 Act ("Restricted Shares"). Restricted Shares will become eligible for sale (subject to the provisions of Rule 144) in the public market on various dates hereafter. In general, under Rule 144 as currently in effect, any person (or persons whose shares would be aggregated) who has beneficially owned Restricted Shares for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of: (i) one percent (1%) of the then outstanding shares of a company's common stock or
(ii) the average weekly trading volume during the four calendar weeks preceding such a sale. A person who is not an affiliate, has not been an affiliate within three months prior to the sale and has beneficially owned the Restricted Shares for at least three years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

         100,000 shares are issuable in exchange, at the option of the other party, for certain preferred shares of a subsidiary of the Company. 336,700, subject to anti-dilution adjustments, shares are issuable upon conversion at $6.00 per share under a Secured Convertible Note. At least 132,162 shares are issuable on or prior to March 31, 1996 in exchange for a business. All of these shares will be Restricted Shares. Provided, however, the persons who purchased the Restricted Shares were granted registration rights. Upon written demand of such persons, the Company shall be required to use best efforts to file a registration statement with the Securities and Exchange Commission ("Commission") to register the shares for resale pursuant to the Securities Act of 1933, as amended (the "Securities Act"). In addition, there are approximately 442,433 shares of Common Stock reserved for issuance that are committed to be issued pursuant to fully-paid Common Stock Purchase Agreements and merely pending completion of administerial acts and NYSE approval for listing.

         The Company intends to file registration statements on Form S-8, and post-effective amendments to previously filed Forms S- 8, under the 1933 Act to register the balance of approximately 900,000 shares of Common Stock reserved for issuance under its 1988 Incentive Stock Option Plan ("ISO Plan") and 1988 Nonqualified Stock Option ("NSO Plan") and Directors' Plan ("Directors' Plan"), thus permitting the immediate resale of shares issued under these plans in the public market pursuant to a registration statement filed under the Securities Act; although most participants may resell such securities without restriction under the Securities Act, certain persons that are deemed to be affiliates must resell pursuant to Rule 144. See above. There are additional employee options to purchase 85,000 shares of Common Stock that were not issued under the ISO Plan, the NSO Plan or the Directors' Plan. All of these will be Restricted Shares, absent a registration for resale thereof under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 12,500,000 shares of Common Stock, $.01 par value per share, and 60,000 shares of Preferred Stock, $50.00 par value per share.

COMMON STOCK

         As of August 21, 1995, there were approximately 2,214,503 shares of Common Stock outstanding counting both shares held of record as Common Stock and shares issuable upon surrender of certificates formerly representing the Company's pre-October 21, 1995 Common Stock, par value $.10 per share. There were 2,657,933 shares of Common Stock outstanding or committed, which includes 443,433 shares sold, the issuance of which is pending administerial acts and NYSE approval for listing upon notice of issuance. There will be approximately 3,507,933 shares of Common Stock outstanding assuming the shares of Common Stock offered by the Company in the Placement Transaction and the previously-mentioned committed shares are issued.

         Holders of Common Stock are entitled to cumulative voting rights in the election of directors and to one vote per share on all other matters to be voted upon by the stockholders. The Company's Restated Certificate of Incorporation grants the Board of Directors express authority to fix the designations, powers, preferences, rights, qualifications, limitations, restrictions, dividend rates, and, if any, the redemption rights, liquidation rights, sinking fund provisions, conversion rights and voting rights of any future series of Preferred Stock which may be issued. Thus, the Board of Directors may create one or more series of Preferred Stock which may adversely affect the holders of shares of Common Stock. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, and subject to the rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. There are no redemption or sinking fund provisions, nor and there preemptive or conversion rights applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and shares of Common Stock to be issued pursuant to a Placement Transaction and the Exchange Offer shall be fully paid and nonassessable.

         In October 1994, the NYSE notified the Company that it was below certain quantitative and qualitative listing criteria including those in regard to net tangible assets available to common stock and three-year average net income. The Listing and Compliance Committee of the NYSE has determined to monitor the Company's progress toward returning to original and continuing listing standards. The Company met with representatives of the NYSE during the third quarter of fiscal 1995 and again during the first quarter of fiscal 1996 to discuss the Company's financial condition and its intention to institute a "global" restructure. No assurance can be given that the steps of the restructuring will be successfully completed.

COMMON STOCK PURCHASE RIGHTS

         On the terms, and subject to the conditions, of the Restated and Amended Rights Agreement dated April 19, 1988, as restated and amended on October 21, 1994, between the Company and Continental Stock Transfer & Trust Company, each share of Common Stock includes a right to purchase an additional share of Common Stock or shares of any acquiring company at a formula price generally less than the prevailing price thereof in certain defined events, such as an acquisition by a third party of a substantial portion of the shares of Common Stock, unless in each such case the transaction is approved by the Board of Directors excluding any directors that are affiliated with the acquiring person.

REGISTRATION RIGHTS

         The Company has granted registration rights to certain private investors and in certain strategic acquisition or disposition transactions. The agreements all provide for demand registration by the investor and other incidental registration rights. If registration rights are exercised, any substantial number of shares that are registered at one time would be likely to have an adverse effect on the market price of the Common Stock. See "General Negative Effects on Rights of Existing Security Holders." The Company has not been able to comply with registration provisions, which could result in claims against the Company for any monetary damages suffered by the investors. See "Terms of Other Recent Transactions."

COMMON STOCK TRANSFER AGENT, DIVIDEND DISBURSING AGENT AND REGISTRAR

         The stock transfer agent, dividend disbursing agent and registrar for the Company's Common Stock is Continental Stock Transfer & Trust Company.

PREFERRED STOCK

         No shares of Preferred Stock are outstanding. Pursuant to the Company's Restated Articles of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue the shares of Preferred Stock in one or more series and to fix the rights, preferences and privileges thereof, including voting rights, terms of redemption, redemption prices, liquidation preferences, number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. This provision may be deemed to have a potential anti-takeover effect and the issuance of Preferred Stock in accordance with such provision may delay or prevent a change of control of the Company. See "Anti-takeover Provisions." Although it presently has no intention to do so, the Board of Directors, without stockholder approval, could issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

DELAWARE LAW

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either (i) prior to the date at which the person becomes an interested stockholder, the Board of directors approves such transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of such transaction, or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

RISK FACTORS

         In addition to the other information, the following factors should be considered carefully:

FAILURE TO CONSUMMATE EXCHANGE OFFER

         If the Exchange Offer is not consummated, the Company does not anticipate that it will likely be able to address the acceleration of Debentures. The Debentureholders may file an involuntary petition to commence a Chapter 7 liquidation.

         The Company believes that any protracted bankruptcy case would have material adverse effects on the Company possibly including:

         (a) disruption of business activities by diverting the attention of the Company's senior management to the bankruptcy case or resultant disputes, and eventually terminations, of its contracts with third parties;

         (b) potential for substantial diminution in the value of the Company's assets and its revenues, earnings and cash flow;

         (c) potential adverse impact upon the ability of the Company to obtain the financing necessary for its future operations;

         (d) substantial increase in the cost of restructuring the Company, including the increase in the expenses of professionals normally associated with a bankruptcy case commenced without prior agreement with the Company's major creditors;

         (e) uncertainty as to the ability of the Company to effectuate any such restructuring and, if it is effectuated, the timing thereof;

         (f) interference and delay regarding payments to holders of Debentures and risks associated with subordinated unsecured debt;

         (g) potential for forced liquidation of some of the Company's assets at substantially reduced values and the resulting loss to creditors and others; and

         (h) increased uncertainty and suspicions among the Company's employees and vendors.

         In addition, the Company believes that, because of the importance of continuing stable relations with medical and health professionals and other service and goods providers in the behavioral treatment industry, the Company is particularly susceptible to any adverse reactions these highly sought after constituencies may have to the filing of a bankruptcy petition affecting the Company.

ABILITY OF THE COMPANY TO CONTINUE AS A GOING CONCERN; EXPLANATORY PARAGRAPH IN AUDITORS' REPORT

         The Company's independent auditors have included an explanatory paragraph in their report stating the Consolidated Financial Statements of the Company have been prepared assuming that the Company will continue as a going concern and that the Company's financial condition, because of the acceleration of the Debentures, raises substantial doubts about its ability to continue as a going concern. If the Debentures continue to be accelerated and a judgment is entered against the Company, the Company could be unable to continue to operate as a going concern and it may result in the Company, as its only possible viable alternative, seeking relief under Chapter 11 of the Bankruptcy Code regardless of the present intentions of the Company's Management and Board of Directors to take any other action necessary to avoid a bankruptcy case commencing.

PRIORITIES OF SECURITIES AND OTHER CONSIDERATIONS RELATING TO ANY FUTURE BANKRUPTCY OF THE COMPANY

         Implementation of the Exchange Offer will have significant consequences for the holders of the Company's debt and equity securities in the event of any future bankruptcy of the Company. Certain of these consequences are summarized below. Holders of debt and equity securities are encouraged to seek the advice of their own counsel or advisors with respect to such matters.

         Relative Priorities of Debt Claims and Equity Interests

         The relative rankings of the Company's debt claims and equity interests (excluding debt of its subsidiaries) both before and after giving effect to the Exchange for all of the outstanding Debentures (without reflecting any other transactions) are summarized in the following table. The relative priority of claims of holders of Debentures who do not tender such Debentures pursuant to the Exchange Offer may worsen because new debt or convertible securities, whether secured or unsecured may, in each case, rank senior to the Debentures. In the event the Company incurs additional indebtedness which is senior to the Debentures, the position of the Debentures relative to the new senior indebtedness will worsen. The relative priority of claims of holders of Debentures who tender them for acceptance by the Company, to the extent they receive and retain cash, would be improving in position relative to other creditors, and to the extent they exchange their Debentures for Common Stock their relative position may worsen because all secured and unsecured debt ranks ahead of equity.

               Priority                          Pre-Restructuring                      Post-Restructuring
               --------                          -----------------                      ------------------
                                                  Type and Amount                        Type and Amount
                                                  Outstanding (a)                        Outstanding (b)
Secured Debt (a)
         Senior Secured Debt  . . . . . .      Secured Creditors                 Secured Creditors
                                               ($2,000,000)                      ($7,000,000)

Unsecured Debt (b)
         Senior Debt  . . . . . . . . . .      Various Creditors                 Various Creditors
                                               ($6,362,000)                      ($6,362,000)
         Subordinated Debt  . . . . . . .      Debenture
                                               ($9,538,000)

Equity (c)  . . . . . . . . . . . . . . .      Common Stock                      Common Stock
                                               (2,656,936)                       (2,809,603)

--------------------------
(a) All "secured debt" ranks ahead of all "equity" and, to the extent of the value of the security interest securing any such "secured debt," all "unsecured debt," except to the extent subordination agreements among creditors specify otherwise. To the extent any amount of the "secured debt" is undersecured or becomes unsecured, any such amount will have the relative priority of other "unsecured debt."

(b) All "unsecured debt" ranks ahead of all "equity." Debentures rank pari passu in right of payment with all unsecured debt," which would include trade payables and other general creditors of the Company (except for debts which are, by their terms, subordinated to indebtedness owed under the Debentures). The term pari passu means that such securities rank at the same level of priority for distributions in liquidation and/or bankruptcy, absent other bankruptcy considerations. See, for example "-- Potential Reduction of Claims" below and "Preferences and Fraudulent Conveyance Considerations."

(c) Preferred Stock has priority over Common Stock in right of payment of dividends and in any distribution upon the liquidation, dissolution or winding up of the Company. Preferred Stock may be issued with rights determined by the Board of Directors from time to time.

PREFERENCE AND FRAUDULENT CONVEYANCE CONSIDERATIONS

     Avoidable Preferences

     If a case were to be commenced by or against the Company under the Bankruptcy Code following the consummation of the Exchange Offer, a bankruptcy trustee or the Company, as debtor in possession, could avoid as a preference any transfer of property made by the Company to or for the benefit of a creditor which was made on account of an antecedent debt if such transfer (i) was made within 90 days prior to the date of the commencement of the bankruptcy case or, if the creditor is found to have been an "insider" (as defined in the Bankruptcy Code), within one year prior to the date of commencement of the bankruptcy case; (ii) was made when the Company was insolvent; and (iii) permitted the creditor to receive more than it would have received in a liquidation under Chapter 7 of the Bankruptcy Code had the transfer not been made. Under the Bankruptcy Code, a debtor is presumed to be insolvent during the 90 days preceding the date of commencement of a bankruptcy case. To overcome this presumption, it would need to be shown that at the time the transfers were made, the sum of the Company's debts was less than the fair market value of all of its assets.

     Under the Bankruptcy Code, all or a portion of the property transferred, including any cash payments, to tendering holders of Debentures, as well as any subsequent payment to non-tendering holders of Debentures, could be found to constitute preferences if a bankruptcy case were commenced within the applicable time period following such payments and the other elements discussed above are present. If, following the commencement of a bankruptcy case within the applicable time period, such transfers were found to be preferential transfers, transferees could be ordered to return the full value of such transfers. In such event, transferees would have a general unsecured claim in the Company's bankruptcy case equal to the value of the property returned.

     Fraudulent Conveyances

     If a court in a lawsuit by or on behalf of an unpaid creditor or a representative of creditors, such as a bankruptcy trustee, or the Company, as debtor in possession, were to find that, at the time of consummation of the Exchange Offer (a) the Company received less than reasonably equivalent value in exchange for the consideration given by the Company for any property transferred by the tendering holders of Debentures, and (b) the Company (i) was insolvent or was rendered insolvent as a result of such transfers, (ii) had unreasonably small remaining assets or capital for its business, or (iii) intended to incur, or believed or reasonably should have believed it would incur, debts beyond its ability to pay such debts as they become due, such court could determine that all or a portion of such transfers were avoidable as a "constructive" fraudulent transfer and require the transferees to return to the Company or its bankruptcy trustee the consideration given. The Company believes that because of the reduction in the Company's outstanding indebtedness which will result from each of the other exchanges or transfers described above, a bankruptcy court should find that the Company received reasonably equivalent value for the consideration given by the Company. There can be no assurance, however, that a bankruptcy court would make such a determination.

NO FAIRNESS OPINION

     The Company has not advised Debentureholders to Exchange or to refrain from Exchanging Debentures because, among other reasons, the Company has not obtained a fairness opinion concerning the Exchange Offer from any investment banking firm or an appraisal or any other investigation of the consequences of an Exchange.

HISTORY OF LOSSES AND ANTICIPATED FUTURE LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

     There can be no assurance that the Company will be able to achieve profitability and positive cash flows from operations or that profitability and positive cash flow from operations, if achieved, can be sustained on an ongoing basis. Moreover, if achieved, the level of that profitability or that positive cash flow cannot accurately be predicted.

ADDITIONAL RISK FACTORS WITH RESPECT TO HOLDERS OF DEBENTURES NOT TENDERED IN THE EXCHANGE OFFER

     The Debentures represent the subordinated indebtedness of the Company. The Company may incur indebtedness which is senior to the Debentures in unlimited amounts.

     The Indenture permits the Company, at its election, to redeem the Debentures at 100.00% of the original principal amount (the "face value") at any time before maturity. The original maturity date of the Debentures was April 15, 2010. Provided that the Acceleration of Debentures is effectively rescinded, the maturity date will once again become April 15, 2010, subject to any future conditions affecting maturity. See "Description of Debentures."

     The Debentures are not listed on any Securities Exchange or quoted on NASDAQ. The trading, if any, in the Debentures is limited and sporadic. Presently there are fewer than 50 registered holders of Debentures. Because the Debentures may be, after consummation of the Exchange Offer, held by a more extremely limited number of registered holders, the trading market will become even more limited. These events are likely to have an adverse effect on the overall liquidity and market value of the Debentures.

     The Debentures are general unsecured obligations exclusively of the Company. Since a substantial portion of the Company's and its consolidated subsidiaries' is conducted through certain of such subsidiaries, the cash flow and consequent ability of the Company to satisfy its indebtedness to Debentureholders are dependant, in part, upon the earnings of such subsidiaries and a distribution of those earnings to the Company. The Company's subsidiaries are distinct legal entities and have no obligation, contingent or otherwise, to make any payment on the Debentures or to make funds therefor available. Any rights of the Company to receive assets of any subsidiary (and the consequent right of Debentureholders to possibly benefit from participating therein) in any liquidation or reorganization of the subsidiary will be effectively subordinated to the creditors of the subsidiary (including trade creditors) in any liquidation or reorganization of the subsidiary.

DELAY IN COMPLETION OF THE EXCHANGE OFFER

     A foreclosure sale of CareUnit, Inc. pursuant to the Letter Agreement, provided the terms and conditions therein permit a future foreclosure, or the perception by investors, or investment professionals of the possibility that such foreclosure may or would occur, could adversely affect the market price of
the Debentures.   A foreclosure sale is permitted at any time after
approximately September 1, 1995 by the terms of the Letter Agreement if the representative, Mr. Jay H. Lustig, performed substantially all material obligations.

NEED FOR ADDITIONAL FUNDS; UNCERTAINTY OF FUTURE FUNDING

     The Company's negative cash flow from operations has consumed substantial amounts of cash. Payment of amounts due to the holders of 7 1/2% Convertible Subordinated Debentures, which have been accelerated and have become immediately due and payable, also may or will, unless acceleration is rescinded, require substantial amounts of cash. The Company's $2,000,000 Secured Convertible Note Due January 9, 1997 permits acceleration by the holder in the event of non-payment of any other debt of the Company [excluding the Debentures]. In the event of an acceleration of such note, payment of such note would also require substantial amounts of cash. Other indebtedness of the Company provides upon bankruptcy for acceleration or similar rights to collect moneys in advance of their original due date. In the event of a failure to meet all of its obligations on a timely basis under its outstanding indebtedness and in a manner satisfactory to creditors, the Company would continue to be liable for at least the entire principal amount, with interest, of such indebtedness as well as obligations to indemnify debt holders from costs of suit and collection.

     Issuance or reserves of additional equity securities by the Company could result in substantial dilution to then-existing stockholders and Debentureholders receiving Common Stock in the Exchange Offer or on conversion of Debentures. There can be no assurance that any financing will be available and, if available, available on acceptable terms.

DISPOSITION OF ASSETS

     The Company has been required to dispose of various properties in order to raise working capital, and no assurance can be made that such dispositions will not have adverse effects on the Company's financial condition and results of operations or that the Company has sufficient additional assets that could be disposed of in order to fund its capital requirements.

     In connection with the March 3, 1995 Letter Agreement, the Company has agreed to pledge all of the shares of its CareUnit, Inc. subsidiary. The agreement provides that "At 150 days after the date of this Agreement, provided that the Participating Securityholders have in each material respect performed (with opportunity to cure if a cure is possible) their obligations required to be performed hereunder on or prior to such date, and if the Offer has not then been consummated, the Company shall pledge (with the Trustee, or an alternate acceptable to the Company, to act as pledgeholder on terms of a written agreement containing standard terms reasonably acceptable to the Participating Securityholders) all of the Shares as collateral for its obligation to purchase the Securities pursuant to the Offer or otherwise. Such pledge may only be foreclosed upon following 180 days after the date hereof at the request of any Securityholder or the Trustee if the Offer is not consummated on or prior to such date, provided that the Participating Securityholders have in each material respect performed (with opportunity to cure if a cure is possible) their obligations required to be performed hereunder on or prior to such date.
 ... Upon consummation of the Offer, the said pledges shall be released." No assurances can be made that if required the Company will, on a timely basis, satisfy such obligation to consummate the Offer, or that the Company will be able to obtain consents of third parties or to perform other additional or incidental acts in order to consummate the Offer.

DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

     The Company's ability to succeed in increasing revenues may depend in part on the extent to which reimbursement of the cost of such treatment will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. As a result of reimbursement changes and competitive pressures, the contractual obligations of the Company have been subject to intense evaluation.

UNCERTAINTY OF PRICING; HEALTHCARE REFORM AND RELATED MATTERS

     The levels of revenues and profitability of healthcare companies may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of healthcare through various means. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement governmental controls on the price of healthcare. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to any healthcare reform proposals or legislation. The Company cannot predict the effect healthcare reforms may have on its business, and assurances cannot be made that any such reforms will not have material adverse effects on the Company.

MANAGEMENT OF EXPANSION

     The Company's anticipated growth and expansion into areas and activities requiring additional medical and administrative expertise, such as managed care, are expected to place increased demands on the Company's resources.
These demands are expected to require the retention of current management and the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to retain or acquire such services or to develop such expertise could have a material adverse effect on the prospects for the Company's success.

MANAGEMENT OF TRANSITION

     The Company's prospects for success depend, to a degree, on its ability to successfully implement its current restructuring plans. The failure of the Company to successfully transition, or any unanticipated or significant delays in such transition, could have a material adverse effect on the Company's business. There can be no assurance that the Company will be able to achieve its planned transition without disruption to its business or that the transitioned Company resulting from the planned business transition will be adequate to sustain future growth by the Company.

SHARES ELIGIBLE FOR FUTURE SALE

     The Company contemplates issuing substantial amounts of equity through private placements and other private transactions that have been committed to but not completed, pending listing on NYSE, shareholder approval, or the exercise or conversion by holders of securities. Issuance or these shares, registration thereof pursuant to registration rights or otherwise, and additional sales of these shares could adversely affect the trading prices of the Common Stock. See "Shares Eligible for Future Sale."

PRICE VOLATILITY IN PUBLIC MARKET

     The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Trading prices of securities of companies in the managed care sector have experienced significant volatility. The trading of Debentures in the over-the-counter market is not active. The Debentures are convertible into Common Stock at a price so far in excess of the current market price of Common Stock as to be unattractive to Debentureholders in today's market.

ANTI-TAKEOVER PROVISIONS

     Each share of the Company's Common Stock includes one right on the terms, and subject to the conditions, of the Rights Agreement between the Company and Continental Stock Transfer & Trust Company. The Company's Restated Certificate of Incorporation also provides for 60,000 authorized shares of Preferred Stock, the rights, preferences, qualifications, limitations and restrictions of which may be fixed by the Board of Directors without any further vote or action by the stockholders, which could have the effect of diluting the Common Stock or reducing working capital that would otherwise be available to the Company.

     The Company's Restated Certificate of Incorporation also provides for a classified board of directors, with directors divided into three classes serving staggered terms.

     In addition, the Company's stock option plans generally provide for the acceleration of vesting of options granted under such plans in the event of certain transactions which result in a change of control of the Company.

     In addition, Section 203 of the General Corporation Law of Delaware prohibits the Company from engaging in certain business combinations with interested stockholders. These provisions may have the effect of delaying or preventing a change in control of the Company without action by the stockholders, and therefore could adversely affect the price of the Company's Common Stock.

TAXES

     The Company has claimed entitlement to a tax refund for the 1994 taxable year of $9.4 million based on federal income tax deductions on account of specified liability losses defined in Section 172(f) of the Internal Revenue Code of 1986, as amended (the "Code") and expects to receive a refund of taxes for the 1994 tax year prior to October 15, 1995. The Company's tax returns in earlier tax years also have been amended based on federal income tax deductions arising from carrybacks of specified liability losses defined in Section 172(f), also. The Company's obligations to the Internal Revenue Service ("IRS") for amounts currently due and payable to the IRS pursuant to a settlement agreement relating to tax years 1987 through 1991 will not be decreased by the tax- refund claim or claims based on amended earlier-year returns. Section 172(f) is an area of the federal income tax law without substantial legal precedent. There may be opposition by the IRS to such claims, and no assurances can be made of the ability to claim such deductions or refunds. With regard to the that prior-year tax returns that have been or will be amended in order to utilize some of the claimed deductions, neither the Company nor the IRS will be foreclosed.

     The Company's ability to use any Net Operating Losses may be subject to limitation in the event that the Company issues or agrees to issue substantial amounts of additional equity.

     The Company may be unable to utilize some or all of its allowable tax deductions or losses, which depends upon factors including the availability of sufficient net income from which to deduct such losses during limited carryback and carryover period.

                          INTERESTS OF CERTAIN PERSONS

         The directors and executive officers who served the Company since June 1, 1994 have no substantial interest, direct or indirect, by security holdings or otherwise, in the approval or disapproval of Proposal 1. Chriss Street & Co., controlled by Chriss W. Street, is an investment banker which may be entitled to compensation if it provides services in connection with the Placement Transaction.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information concerning beneficial ownership of Common Stock. Such information is given as of August 21, 1995, the record date. At the record date, approximately 2,214,505 shares of Common Stock were outstanding, each entitled to one vote per share. According to rules adopted by the Securities and Exchange Commission, "beneficial ownership" of securities for this purpose is the power to vote them or to direct their investment. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.

                                                    Amount and Nature of                 Percent
         Name of Beneficial Owner                   Beneficial Ownership                of Class
    ----------------------------------         ------------------------------      ------------------
William H. Boucher                                        5,000 (9)                         *
J. Marvin Feigenbaum                                      5,000 (9)                         *
Lindner Funds (1)                                       586,700                            --
Drew Q. Miller                                           21,000 (10)                       --
Rudy R. Miller                                            5,000 (9)                         *
James R. Moriarty (2)                                   172,500                            --
W. James Nicol                                            5,056 (3)                         *
Richard C. Perry (5)                                    200,000                            --
Kerri Ruppert                                            19,036 (6)                         *
Chriss W. Street                                         84,060 (7)                        --
All executive officers and
  directors as a group (7 persons)                      144,152 (8)                        --

(1) The mailing address of Lindner Funds is c/o Ryback Management, 7711 Carondelet Avenue, Suite 700, St. Louis, Missouri 63105. Includes approximately 336,000 shares currently reserved for issuance upon conversion of a Secured Convertible Note dated January 9, 1995.
(2) The mailing address of James R. Moriarty is 1111 Bagbe, Suite 1950, Houston, Texas 77002-2546.
(3) Includes 56 shares held by Mr. Nicol's spouse as custodian for his three minor children, all of whom reside with Mr. Nicol, and 5,000 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.
(5) Mr. Perry is President of Perry & Co., 2635 Century Parkway, N.E., Suite 1000, Atlanta, Georgia 30345.
(6) Consists of 19,036 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.
(7) Includes 6,560 shares held directly and 77,500 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.
(8) Includes a total of 131,536 shares subject to outstanding options that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.
(9) Includes 5,000 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.
(10) Includes 1,000 shares held directly and 20,000 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.

                                USE OF PROCEEDS

         The net proceeds to the Company from the issuance of all of the 850,000 shares of Common Stock offered by the Company in one or more Placement Transactions is unknown at this time.

         The Company's negative cash flow from operations has consumed substantial amounts of cash. The Company's capital requirements will depend on numerous factors, including the Company's obligations to raise substantial additional funds to complete the Debenture Exchange Offer. Approximately up to $5,750,000 in cash ($5,550,000 in cash; 152,642 shares of Common Stock; and estimated costs of $200,000) could be necessary to retire the outstanding balance of indebtedness under the Debentures pursuant to the Exchange Offer. Otherwise the principal balance outstanding under the Debentures at September 15, 1995 was $9,538,000; and there can be no assurance of successful completion of the Exchange Offer.

         The Company reserves the right to change the anticipated use of proceeds in the event that the Exchange Offer is not consummated, or, if consummated, the amount in cash that the Company is required to disburse in such Exchange Offer is less than the net proceeds to the Company from the sale of Common Stock in a Placement Transaction. In any such event, the Company's alternative uses of proceeds are expected to include (i) completion of an exchange offer for Debentures on modified or supplemented terms, (ii) purchases of Debentures on privately negotiated terms, (iii) payments on account of default interest and other costs or expenses due or purportedly due under the terms of the Debentures in the event acceleration of Debentures is rescinded otherwise that pursuant to an Exchange Offer, (iv) other resolutions of inter-creditor or debtor-creditor issues, or (v) any one or more of the below-described uses for remaining proceeds.

         Any remaining proceeds will be used to increase working capital, to finance the expansion of the Company's business and for other general corporate purposes. The Company may use any remaining net proceeds of a Placement Transaction to acquire strategic businesses or services, although no specific acquisitions are planned as of the date of this Proxy Statement. Pending such uses, the Company intends to invest the net proceeds from a Placement Transaction in short-term, interest-bearing instruments, including government obligations and money market instruments.

                                DIVIDEND POLICY

         The Company anticipates that all future earnings will be retained to finance future growth. The Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. While the Debentures are due and unpaid, payments of dividends is prohibited.

                                 CAPITALIZATION

         Each share of Common Stock also includes one attached common share purchase right issued under the Company's shareholder rights plan.

         The following table sets forth the capitalization of the Company as of August 31, 1995 and as adjusted to give effect to the sale of the maximum 850,000 shares of Common Stock that may be offered by the Company pursuant to Proposal 1, at an assumed offering price of $____ per share and after deducting estimated offering expenses payable by the Company, and the application of the estimated net proceeds therefrom.

                                                                                  May 31, 1995
                                                                          -----------------------------
                                                                          Actual            As Adjusted
                                                                          ------            -----------
                                                                                 (in thousands)
Short-term debt:
  Current portion of long-term debt and
  notes payable . . . . . . . . . . . . . . . . . . . . . . . . .       $   3,285            $
                                                                                             -----------
Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . .          14,615            -----------

Stockholders' equity:
   Preferred Stock, $50 par value, 60,000 shares authorized,
     no shares outstanding  . . . . . . . . . . . . . . . . . . .              --                     --
   Common Stock, $.01 par value, 12,500,000 shares authorized,
     _________ shares outstanding (1) . . . . . . . . . . . . . .              25
   Additional paid-in capital . . . . . . . . . . . . . . . . . .          42,558            -----------
   Retained earnings (deficit)  . . . . . . . . . . . . . . . . .         (46,516)
         Total stockholders' equity (deficit) . . . . . . . . . .          (3,933)

Total capitalization  . . . . . . . . . . . . . . . . . . . . . .       $  13,967            $
                                                                        =========            ===========

(1) Excludes _______ shares of Common Stock reserved but unissued under the Company's stock option plans. At May 31, 1995, there were options outstanding to purchase 236,167 shares of Common Stock under the plans. The Company also reserved for issuance that number of shares of Common Stock which are issuable upon conversion of the Debentures.

                             CHANGES IN ACCOUNTANTS

         Arthur Andersen LLP ("Arthur Andersen") had been the principal independent auditors of the financial statements for the Company. On May 22, 1995, that firm advised the Company that the Company did not meet Arthur Andersen's client profile. In connection with the audits of the fiscal years ended May 31, 1993 and May 31, 1994, and the subsequent interim period through the date of resignation (the "Period"), there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their audit reports to the subject matter of the disagreement.

         The audit reports of Arthur Andersen on the consolidated financial statements of the Company and subsidiaries as of and for the fiscal years ended May 31, 1993 and 1994 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, other than that such auditor's reports contained two separate paragraphs that stated that:

         As further discussed in Note 15, the Company is negotiating a settlement with the Internal Revenue Service (IRS) regarding assessments of payroll taxes. Management believes that adequate reserves have been provided for the additional taxes to be assessed by the IRS. There can be no assurance, however, that such reserves will be sufficient until a formal settlement is reached.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred significant recurring losses and negative cash flows from operations which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

          The uncertainty with respect to the Internal Revenue Service assessment had been resolved by the Company pursuant to a settlement agreement with the Internal Revenue Service entered into during the quarterly period ended November 30, 1994.

         Arthur Andersen advised the Company that Arthur Andersen might permit (without commitment) its 1993 and 1994 audit reports to be used in the Company's filings with the Securities and Exchange Commission, but the appropriate form that such audit reports may take if reissued at a future time, would depend upon the results of post-audit review procedures that Arthur Andersen would perform as it considers necessary in the circumstances. Auditors' reports must be included in all 1933 and 1934 Act filings with the Securities and Exchange Commission, and a consent to use such report must be included in all 1933 Act filings.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Representatives of Ernst & Young LLP, independent public accountants, are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

                                   PROPOSAL 2

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the meeting. However, if any other business properly comes before the meeting, the persons named in the accompanying proxy card will vote or refrain from voting thereon in accordance with their judgment pursuant to the discretionary authority given them as proxies.

                    STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

         Stockholder proposals for inclusion in the proxy statement for the 1995 annual meeting of stockholders scheduled to be held November 9, 1995 should have been received by June 10, 1995 by Kerri Ruppert, the Secretary of the Company, at the principal executive offices of the Company, whose mailing address is 4350 Von Karman, Suite 280, Newport Beach, California 92660.

                                        By Order of the Board of Directors,

                                        Kerri Ruppert, Secretary

September __, 1995
Newport Beach, California

                         COMPREHENSIVE CARE CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR THE SPECIAL MEETING OF STOCKHOLDERS ON OCTOBER 11, 1995
                 AND ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF

         The undersigned hereby appoints Chriss W. Street and Kerri Ruppert, or either of them, proxies, with power of substitution to vote the shares of common stock of Comprehensive Care Corporation which the undersigned is entitled to vote at the special meeting of stockholders on October 11, 1995, and any adjournments or postponements thereof, as follows:

1.       Proposal 1:      To act upon a proposal (recommended by the
                          Board of Directors) that the Company issue from time to time up to 850,000 shares of Common Stock and up to 60,000 shares of Preferred Stock, which may have rights, preferences and privileges as designated by the Board of Directors from time to time that are senior to Common Stock, and equity or debt securities convertible, exercisable or exchangeable for shares of Common Stock, provided the aggregate issuances, or reserves of Common Stock does not exceed said 850,000 shares (as customarily adjusted proportionately, for stock splits and reclassifications of the Commmon Stock), in various financing transactions (individually a "Placement
                          Transaction") to satisfy cash needs of the Company and to support a global restructuring of the Company's financial position by funding, if and to the extent necessary, for example and without limitation, the Company's offer to exchange cash and Common Stock for the outstanding $9,535,000 in original principal amount of the Company's 7 1/2%
                          Convertible Subordinated Debentures Due April 15,
                          2010 (the "Debentures"); and

                          /   / APPROVE      /   / DISAPPROVE      /   / ABSTAIN

2. With discretionary power in the transaction of such other business as may properly come before the meeting.

         This proxy, properly executed, will be voted as directed hereon. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

Dated:                    , 1995
      --------------------            ------------------------------------------
                                                      Signature


                                      ------------------------------------------
                                             Signature (if held jointly)
                                          Title or authority (if applicable)

                                      NOTE: Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by an authorized person.

Please mark, sign, date and return this proxy promptly, using the enclosed envelope. No postage is required if mailed in the United States of America.